Exhibit 5.1

Ichor Holdings, Ltd.

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

July 31, 2017

Dear Sirs

Ichor Holdings, Ltd.

We have acted as counsel as to Cayman Islands law to Ichor Holdings, Ltd. (the “Company”) in connection with the registration statement on Form S-1 (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “Act”) and filed with the United States Securities and Exchange Commission (the “Commission”) relating to, among other things, 6,325,000 ordinary shares of the Company of par value US$0.0001 per share (the “Ordinary Shares”) that have been issued to, and which may be offered by, the selling shareholders identified in the Registration Statement (together, the “Selling Shareholders”). This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents and such other documents or instruments as we deem necessary:

1.1	The Certificate of Incorporation dated 30 January 2012 and the Amended and Restated Memorandum and Articles of Association of the Company as adopted by Special Resolution passed on 7 December 2016 and effective from 9 December 2016 (the “Memorandum and Articles”).

1.2	The corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	A copy of the register of members of the Company dated May 1, 2017 (the “Register of Members”).

1.4	A certificate of good standing with respect to the Company issued by the Registrar of Companies (the “Certificate of Good Standing”).

1.5	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions with respect to the Company, we have relied (without further verification) upon the completeness and accuracy of the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2	No invitation has been or will be made to the public in the Cayman Islands to purchase the Shares.

2.3	The completeness and accuracy of the Register of Members.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	Based solely of our inspection of the Register of Members, the Selling Shareholders have valid title to their respective Shares and such Shares have been duly authorised, legally issued and are fully paid and non-assessable.

3.3	Based solely of our inspection of the Register of Members, there are no entries or notations indicating any third party interests, including any security interest as at the date hereof.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies.

4.2

Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands, but if such an application were made in respect of the Company’s Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

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